SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K



CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) July 5, 1994
(July 1, 1994)



                               C-TEC CORPORATION


(Exact name of registrant as specified in its charter)



Pennsylvania                  0-11053                23-2093
(State or other            (Commission        (IRS Employer
jurisdiction                File Number)     Identification No.)
of incorporation)


                     46 Public Square
                       P.O. Box 3000
                   Wilkes-Barre, Pennsylvania
                                 18703-3000





Registrant's telephone number, including area code
(717) 825-1100









(Former name or formed address, if changed since last report).



































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Item 5.  Other Events



		C-TEC Corporation announced on July 1, 1994 that it filed a registration statement with the Securities and Exchange
Commission to register up to 16,509,593 shares of its Common
Stock that are proposed to be offered and sold in a rights offering.



		The Company expects to raise approximately $300 million in the rights offering and to use the net proceeds of the offering primarily to expand and develop certain of the Company's cable television and telephone systems into full service networks and for potential acquisitions, joint ventures and similar strategic investments in the telecommunications industry.



		RCN Corporation, which owns approximately 34.5 percent of the aggregate number of outstanding shares of Common Stock and Class
B Stock of the Company, has indicated that it will exercise all of the Rights it receives in respect of the shares it holds.



		C-TEC Corporation is a diversified telecommunications and high technology company that provides telephone, cable television, long-distance and other communications services to a broad range of customers. C-TEC Corporation's interests include the Commonwealth Telephone Company, whose operations commenced in 1897.



		Under the terms of the proposed rights offering, the Company will distribute transferable rights to holders of shares of Common Stock and Class B Common Stock of the Company on a record date to be fixed by the board of directors, which date is expected to be the effective date of the registration statement.
 The rights will be distributed pro rata based on the number of shares held on the record date. Each right will entitle the holder to purchase one share of Common Stock of the Company at a price to be determined by the Company at the time the offer is commenced.



		The distribution of rights is expected to commence in mid to late August, and the offering is expected to be completed approximately 21 days after the rights are distributed. The offering will be made solely by means of a prospectus which will be mailed to shareholders when the rights offering is commenced.



		The registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release of information shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state or jurisdiction.



















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SIGNATURES



		Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    C-TEC Corporation
                                      (Registrant)



Date:   July 5, 1994             By Bruce C. Godfrey
                                    Executive Vice President
 	                                  and Chief Financial Officer